EXHIBIT 23


                      Independent Auditors' Consent




The Board of Directors
International Multifoods Corporation

We consent to incorporation by reference in Registration Statement No. 333-51399 on Form S-8 of International Multifoods Corporation of our report dated May 21, 1999, relating to the statements of net assets available for plan benefits of the Employees' Voluntary Investment and Savings Plan of International Multifoods Corporation as of December 31, 1998 and 1997, and the related statements of changes in net assets available for plan benefits for the years then ended, and the fund information as of and for the years ended December 31, 1998 and 1997, and the supplemental information as of and for the year ended December 31, 1998 which report appears in the December 31, 1998 Annual Report on Form 11-K of International Multifoods Corporation.


                                        /s/ KPMG Peat Marwick LLP
                                        KPMG Peat Marwick LLP



Minneapolis, Minnesota
June 18, 1999